EXHIBIT 5.1
DLA Piper US LLP
2000 University Avenue
East Palo Alto, California 94303-2214
T 650.833.2033
F 650.833.2001
W www.dlapiper.com
December 3, 2007
Borland Software Corporation
8303 N. Mo-Pac Expressway, Ste. A-300
Austin, TX 78759
                         RE: REGISTRATION STATEMENT ON FORM S-3
Ladies and Gentlemen:
                    As counsel to Borland Software Corporation, a Delaware corporation (the “Company”), we are rendering this opinion in connection with the preparation and filing of a registration statement on Form S-3 (such registration statement, as it may be amended from time to time, is herein referred to as the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended, of $200,000,000 aggregate principal amount of 2.75% Convertible Senior Notes Due 2012 (the “Notes”) and 31,372,540 shares of Common Stock, $0.01 par value, of the Company issuable upon conversion of the Notes (the “Conversion Shares”) which may be offered and sold by the selling securityholders named therein. The Notes were issued pursuant to the Indenture (the “Indenture”), dated as of February 6, 2007, between the Company and U.S. Bank National Association, as Trustee.
                    As to factual matters, we have relied solely upon certificates of public officials (as to which we have assumed the accuracy, completeness and genuineness), certificates of officers of the Company (collectively, the Officers’ Certificate”), oral and written representations made to us by officers of the Company, an inquiry of attorneys currently within our firm who have performed substantive legal services for the Company, and an examination of our files and of documents made available to us by the Company. We have otherwise made no independent investigation of any of the facts stated in the Officers’ Certificate or any representations made to us by the officers of the Company; however nothing has come to our attention which would lead us to believe that such certificates or representations are inaccurate.
                    We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed (i) the genuineness of all signatures and the genuineness and authenticity of all documents submitted to us as originals; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the due execution and delivery of the Indenture by each party thereto (other than the Company), and that each such party has full power, authority and legal right to execute and deliver such document and perform its obligations thereunder; (iv) that the Indenture is a legal, valid and binding obligation of each party thereto (other than the Company); (v) each natural person executing any such instrument, agreement, or other document is legally competent to do so; and (vi) the absence of evidence extrinsic to the provisions of the Indenture and the Notes that such parties intended a meaning contrary to that expressed by those provisions.
                    Based on such examination and review and subject to the foregoing, we are of the opinion that:
1.	The Indenture and the Notes have been duly authorized, executed and delivered by the Company, and constitute valid and legally binding obligations of the Company.

2.	The Conversion Shares have been duly authorized and, when issued by the Company upon conversion of the Notes in accordance with the provisions of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.

                    Our opinion in Paragraph 1 is subject to the following additional assumptions and qualifications: (i) we express no opinion on the enforceability of any provisions permitting modifications of the Notes or the Indenture only if in writing, or stating that the provisions of such agreements and instruments are severable; and (ii) the provisions of the Notes and the Indenture which provide for jurisdiction of the courts of any particular jurisdiction may not be binding on the courts in the forums selected or excluded.
                We express no opinion with respect to (i) the availability of equitable remedies, including specific performance; (ii) compliance or noncompliance with the antifraud provisions of state or federal laws, rules and regulations concerning the issuance of securities; (iii) the effect on the enforceability of any agreement of applicable bankruptcy, insolvency, reorganization, liquidation, conservatorship, readjustment of debt, moratorium or other similar laws affecting the rights of creditors; or (iv) the provisions of the Indenture relating to indemnity or contribution.
                Additionally, we express no opinion concerning any law other than the General Corporation Law of the State of Delaware, the laws of the State of New York and the federal law of the United States.
                We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus included therein, as originally filed or as subsequently amended. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.
Very truly yours,
/s/ DLA Piper US LLP

DLA Piper US LLP